Exhibit 99.1

Certain Financial and Other Information

As a result of the aggregate principal amount of the notes offered being reduced from $225.0 million to $190.0 million, the estimated sources and uses of gross proceeds from the Offering of Notes are as follows (in millions):

Sources		Uses
New senior secured notes	$190.0	Repurchase of 6 1/2% senior unsecured notes due 2008 in tender offer	$250.0
Cash and cash equivalents	55.0	Estimated fees and expenses	7.7
Borrowings under our amended revolving credit facility	12.7

Total Sources	$257.7	Total Uses	$257.7

Unifi’s as adjusted capitalization, as of March 26, 2006, giving effect to the Offering, the tender offer for the 2008 notes described below, the amendment to Unifi’s revolving credit facility and the use of proceeds therefrom (collectively, the “refinancing transactions”) (including $12.7 million of borrowings under its amended revolving credit facility), would be as follows (in millions):

Cash and cash equivalents	$33.4

Short-term and long-term debt
Revolving credit facility(1)	$12.7
2008 notes(2)	—
New senior secured notes	190.0
Other debt(3)	18.5

Total debt	221.2
Shareholders’ equity(4)	386.4

Total capitalization	$607.6

(1)	The amended revolving credit facility is expected to consist of a revolving asset-based loan facility of $100.0 million. Upon consummation of this offering and the other refinancing transactions, $12.7 million is expected to be drawn, and $81.0 million will be available for borrowing under the borrowing base of this facility (net of approximately $5.5 million as of March 26, 2006 to support outstanding letters of credit).
(2)	Assumes that all 6 1/2% senior unsecured notes due 2008 (the “2008 notes”) will be tendered in the tender offer at or prior to the consent time and that the payment date will be simultaneous with the closing of the Offering. Further assumes that the total consideration paid in the tender offer will be 100% of the principal amount of the 2008 notes tendered. As of May 12, 2006, the consent date for the tender offer, $248.1 million aggregate principal amount of 2008 notes had been tendered, representing 99.26% of the outstanding aggregate principal amount of 2008 notes.
(3)	Includes $11.2 million of indebtedness in Brazil that is collateralized by cash that is classified as other current and non-current assets on Unifi’s balance sheet. See “Description of Other Indebtedness—Indebtedness of Unifi do Brasil” in the Preliminary Offering Memorandum. As adjusted other debt reflects the write-off of unamortized discount associated with the 2008 notes.
(4)	As adjusted shareholders’ equity reflects the write-off of unamortized debt financing costs and the expensing of certain fees associated with the refinancing transactions, net of taxes.

Unifi’s interest expense, net as adjusted to give effect to the refinancing transactions, for the twelve months ended March 26, 2006 would have been $21.3 million.

As of March 26, 2006, after giving effect to the refinancing transactions, Unifi and its guarantor subsidiaries would have had total indebtedness of $221.2 million, including $190.0 million outstanding under the notes and $12.7 million outstanding under the $100.0 million amended revolving credit facility, both of which would have been senior debt. As of March 26, 2006, on the same basis, the notes would have been effectively subordinated to $20.4 million of indebtedness and other liabilities of Unifi’s non-guarantor subsidiaries.